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Exhibit 99.1

    eToys Announces Bankruptcy Filing and Securities Delisting

    Los Angeles, March 7, 2001—eToys, Inc. (NASDAQ:ETYS) today announced that it has filed a voluntary petition for reorganization pursuant to the provisions of chapter 11 of the Bankruptcy Code, 11 U.S.C. Section 101-1330, in Delaware. As previously announced, the company said its decision to take this action was based on the results to date of its efforts to pursue strategic alternatives and its conclusion that, under any scenario, its outstanding liabilities, which totaled approximately $274.0 million as of January 31, 2001, will substantially exceed the value of any proceeds or assets that may be received in a strategic transaction. The company plans to close the eToys. com website at the end of the day today.

    The company also stated that it has received a notice from Nasdaq that its securities will be delisted from The Nasdaq National Market at the opening of business on March 8, 2001, due to the company's failure to sustain compliance with all requirements for continued listing.

Forward-Looking Statements

    Statements made in this document that are forward-looking involve risks and uncertainties that could cause results to differ materially from those expressed. Certain risks are set forth in the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, under the heading "Business—Additional Factors That May Affect Results," in the company's quarterly reports on Form 10-Q for the quarters ended June 30, 2000, September 30, 2000 and December 31, 2000 and in the company's other filings with the Securities and Exchange Commission.

CONTACT: eToys Inc.
Ken Ross, 310/998-6993
kross@etoys.Com
Gary Gerdemann, 310/998-6823
ggerd@etoys.com

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  Exhibit 99.1